Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-37700) pertaining to the Gaiam, Inc. 1999 Long-Term Incentive Plan and the Gaiam, Inc. 1999 Employee Stock Purchase Plan, of our reports dated March 15, 2005, with respect to Gaiam, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gaiam, Inc. included in this Annual Report on Form 10-K/A for the year ended December 31, 2004.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

Denver, Colorado
March 21, 2005